SUB-ITEM 77H

The following shareholders held greater than 25% of the outstanding shares of a series of the Series Trust as of April 30, 2013:

Fund	Shareholder
GMO Benchmark-Free Allocation Series Fund	TRUST COMPANY OF ILLINOIS

GMO Global Asset Allocation Series Fund	MERCER TRUST COMPANY

GMO Global Equity Allocation Series Fund	STATE STREET BANK & TRUST COMPANY
NATIONAL FINANCIAL SERVICES LLC

The following shareholders ceased to hold greater than 25% of the outstanding shares of a series of the Series Trust during the period October 31, 2012 through April 30, 2013:

Fund	Shareholder